February 16, 1995


Mr. G.D. Caliendo
1079 Newgate Drive
Allentown, PA  18103

Dear Jerry:

I am pleased to present Orange and Rockland's offer of employment to you for the position of Vice President - General Counsel & Corporate Secretary effective February 21, 1995 or as soon as you are available. The general details are as follows:

Position: Vice President - General Counsel & Corporate Secretary reporting to the Vice Chairman and Chief Executive Officer

Base Salary: $185,000 per year

Incentive Compensation: Participation in the Orange and Rockland Utilities, Inc. annual and long term Incentive Compensation Programs. For 1995, participation will be prorated for the period you are employed at Orange Rockland.

Vacation: Four weeks per year upon employment; five weeks after seven years.

Insurance: Eligibility for all insurance programs such as medical, dental, vision and prescription drugs, and any other benefits afforded to management employees per plan provisions. Eligibility will begin on the first of the month after hire.

Sick Leave: Per Company policy, with immediate participation of five days for 1995 and 10 days for 1996 recognizing industry standards and taking into account your seniority and experience as of date of hire.

Severance: Participation in the Company's Severance Policy with the exception that upon termination by the Company for its convenience other than for cause, the benefit level will be set at the maximum of 52 weeks.

Management Savings Plan: Eligible for participation after one calendar year of employment, per plan provisions.

Mr. G.D. Caliendo
February 16, 1995

Supplemental Executive Retirement Plan: Eligible for immediate vesting in the plan and a benefit formula based on the granting of two years of service for each of the first five years of actual service. For example, after five years of service, the benefit formula will be calculated as if you had achieved ten years. Regular plan provisions will take effect in the sixth year at which time a portion of incentive compensation will be included in the calculation of the retirement benefit. (See attached letter agreement)

Employees' Retirement Plan of Orange and Rockland Utilities, Inc.: Eligible for participation per plan provisions.

Long Term Disability (LTD) Plan: Participation in the Executive Group LTD plan which has a three month waiting period, benefit formula of 66 2/3% of your base salary and short term incentive target, and a maximum benefit amount of $15,000 per month.

Relocation Allowance: The reasonable costs of relocating you and your family to the Orange and Rockland service territory from Allentown, PA. This will include the following:

      (a) Reasonable costs for you and your family for relocation trips.

      (b) Reasonable necessary storage and temporary housing for you and your family.

      (c) Reasonable selling costs for sale of Allentown home including real estate broker fees and other fees, swing loan interest expense for six months, if necessary, and points and fees for loan on home purchase in the area, as necessary.

      (d) Reasonable costs for the possible shipment of up to two vehicles, if necessary.

      (e) Temporary use of rental vehicle until the arrival of personal vehicle(s).

      (f) Payment of reasonable receipted miscellaneous relocation expenses, as necessary.

Company Vehicle: Provided with vehicle for company business and personal use in accordance with Company policy.

Tax Gross-Up: Gross up for taxes on all Relocation Allowances set forth above.

Indemnification: Per Company policy.

D&O Insurance: Per Company policy.
Mr. G.D. Caliendo
February 16, 1995

Page 3





Your election as an Officer of the Company will occur at the March 2, 1995 Board of Directors meeting.

Jerry, on behalf of the entire Board and management team - Welcome! I'm especially glad that you are joining O&R and I look forward to working with you in the near future.




                                  Sincerely,




                                  D. Louis Peoples



Agreed:_G.D. Caliendo__

Date:__2/17/95_________